Exhibit 99.1

Natural Gas Services Group, Inc. Announces Management Transition

May 17, 2022 07:25 ET | Source: Natural Gas Services Group, Inc.

Midland, TX, May 17, 2022 (GLOBE NEWSWIRE) --

•Stephen C. Taylor, after over 17 years of service to the Company, announces his retirement as President and Chief Executive Officer. He will remain Chairman as well as an advisor to the Company with a focus on long-term customer relationships.

•John W. Chisholm, currently lead independent director, will serve as interim President and Chief Executive Officer, ensuring strong leadership continuity.

Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the natural gas and oil industry, announced today that Stephen C. Taylor, Chairman, President and Chief Executive Officer, will retire as President and Chief Executive Officer. He will remain Chairman of the Board of Directors through his term which expires at the annual meeting in June, 2023. The Board of Directors has appointed John W. Chisholm, currently the lead independent director of the Company’s Board, as the interim President and Chief Executive Officer.

“On behalf of the Board of Directors, the Natural Gas Services Group leadership team, and NGS’s employees, we want to thank Steve for his leadership and impact over his more than 17 years at the helm of NGS,” said John Chisholm, the Company’s lead independent director. “He completes his tenure as President and CEO with NGS in an enviable position with a pristine balance sheet and numerous opportunities for internal and strategic growth ahead. He transformed the Company from a relatively obscure compression company to a leader in natural gas compression with a reputation for unparalleled financial strength and an operational acumen that leads the industry in efficiency and productivity for its clients. In short, Steve is leaving the Company in far better shape than he found it, the hallmark for success in a corporate leader.”

The leadership transition will begin with today’s earnings call as Mr. Chisholm begins his interim role. As noted, Mr. Taylor will continue as Chairman of the Board, and will remain active in the transition process throughout his term as Chairman. David L. Bradshaw, current independent director and Chair of the Board of Directors Audit Committee, has been appointed lead independent director.

“I have been honored to serve as the Chief Executive Officer at Natural Gas Services Group for the better part of two decades,” said Mr. Taylor. “The NGS team has built a solid, stable business with a strong focus on operational and financial leadership. Our ability to respond to the evolving needs of our customers - transitioning from a small horsepower, wellhead compression company to a large horsepower leader – and our capability to maintain our financial strength during the cyclical highs and lows in the oilfield – is testament to the NGS team and their willingness to work together and focus on the best interests of our customers. While I am looking forward to a slightly slower pace and enjoying more personal pursuits, I remain a significant shareholder and am excited about what the future holds for NGS. As a board member, John is familiar with the Company’s operations which, along with his executive experience, makes him eminently qualified to lead NGS. I will do everything I can to support John and the team in my role as Chairman.”

The other members of the senior leadership team will remain with Mr. Chisholm as the interim Chief Executive Officer, including Micah Foster, Chief Financial Officer, and James Hazlett, Vice President of Technical Services. In addition to remaining Chairman of the Board, Mr. Taylor will serve as a key senior ambassador with customers of the Company, ensuring the continuation of nearly two decades of exceptional operations, service and responsiveness to the clients of Natural Gas Services Group.

“Very simply, NGS would not be the company it is today without the leadership and vision of Steve Taylor,” concluded Mr. Chisholm. “The stakeholders of NGS have been fortunate to have him at the helm and will continue to benefit from his experience and wisdom as Chairman in the coming year. I look forward to continuing the work of NGS and engaging with Steve as we continue to chart a course for the growth of NGS in the coming months.”

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our customers' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact Data

Primary IR Contact:
Alicia Dada
Natural Gas Services Group, Inc
Phone: 432-262-2700
Fax: 432-262-2701
E-mail: Alicia.Dada@ngsgi.com